Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 19, 2000

The Chase Manhattan Bank

  as Indenture Trustee
450 West 33rd Street
New York, New York 10001-2697

The Bank of New York (Delaware)

  as Lease Trustee
101 Barclay Street
New York, New York 10286

Re: Ford Credit Auto Lease Trust 2000-1

Ladies and Gentlemen:

       We have acted as special tax counsel to RCL Trust 2000-1, as Transferor (the “Transferor”), and to Ford Motor Credit Company (“Ford Credit”), as beneficiary of the Transferor, in connection with the issuance of the Class A-1 Asset Backed Senior Notes, the Class A-2 Asset Backed Senior Notes, the Class A-3 Asset Backed Senior Notes, the Class A-4 Asset Backed Senior Notes and the Class A-5 Asset Backed Senior Notes (collectively, the “Senior Notes”) by Ford Credit Auto Lease Trust 2000-1 (the “Trust”) pursuant to the terms of an Indenture (the “Indenture”) to be entered into between the Trust and The Chase Manhattan Bank, as Indenture Trustee. Pursuant to the terms of a Trust Agreement between the Transferor and The Bank of New York (Delaware) (the “Trust Agreement”), the Trust is also issuing Asset Backed Subordinated Notes and Asset Backed Lease Trust Certificates. The Senior Notes will be sold to the underwriters (the “Underwriters”) who are parties to an underwriting agreement (the “Underwriting Agreement”) among the Transferor, Ford Credit and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the Underwriters.

       In this connection, we have examined and relied upon the Registration Statement on Form S-1, Registration No. 333-32122, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2000, as amended (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), the Indenture, the Trust Agreement, the other basic documents identified in the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that the Senior Notes, the Asset Backed Subordinated Notes and the Asset Backed Lease Trust Certificates will be issued pursuant to and in the forms attached to such documents, that such documents will not be amended and that the parties to such documents will comply with the terms thereof. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Registration Statement.

       As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Transferor, Ford Credit, in its capacity as administrative agent (the “Administrative Agent”), the Underwriters, and others, including, in particular, (i) certain calculations performed by Merrill Lynch and (ii) a representation of the Administrative Agent regarding the reasonableness of certain fees payable to it.

       In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, and administrative rulings, judicial decisions, regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. The

The Chase Manhattan Bank
The Bank of New York (Delaware)
May 19, 2000

statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

       We express no opinions as to the laws of any jurisdiction other than the laws of the State of New York, the State of Delaware and the federal laws of the United States of America to the extent specifically referred to herein.

       Based upon and subject to the foregoing, we are of the opinion that:

(1) the statements in the Prospectus under the heading “Structural Summary — Federal and State Tax Status of the Senior Notes” to the extent they relate to federal income tax consequences and under the heading “Material Federal Income Tax Consequences,” subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein;

(2) for federal income tax purposes (i) the Senior Notes will be treated as debt and (ii) none of the FCTT, FCMTT, FCAL, FCALM, the Transferor or the Trust will be classified as an association (or publicly traded partnership) taxable as a corporation;

(3) the statements in the Prospectus under the heading “State Tax Consequences” to the extent they relate to Delaware state income tax matters, subject to the qualifications set forth therein, accurately describe the material Delaware state income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein; and

(4) assuming that the Senior Notes are treated as debt for federal income tax purposes, (i) the Senior Notes will be treated as debt for Delaware state income tax purposes and (ii) Senior Note owners not otherwise subject to taxation in Delaware would not become subject to taxation in Delaware solely because of a Senior Note owner’s ownership of a Senior Note. Based on the assumption in the preceding sentence and assuming further that none of FCTT, FCMTT, FCAL, FCALM, the Transferor or the Trust will be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, none of Sale will be subject to Delaware state income tax at the entity level.

       We consent to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions “Material Federal Income Tax Consequences,” “Material State Income Tax Consequences” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP